1.	CODE OF ETHICS

HUDSON CANYON INVESTMENT COUNSELORS LLC

CODE OF ETHICS

I. Introduction

This Code of Ethics (“Code”) has been adopted by Hudson Canyon Investment Counselors LLC (“HCI” or “Adviser”). Its purpose is to alert the officers, members and employees and certain affiliated persons of the Adviser to their ethical and legal responsibilities with respect to securities transactions involving (a) possible conflicts of interest with Advisory Clients (as defined herein) or (b) the possession of material, non-public information.

The provisions of this Code are based upon the following general fiduciary principals:

A.	THE DUTY AT ALL TIMES TO PLACE THE INTEREST OF ADVISORY CLIENTS FIRST; AND
B.	THAT ALL MEMBERS, OFFICERS AND EMPLOYEES OF THE ADVISER SHALL COMPLY WITH APPLICABLE FEDERAL SECURITIES LAWS (AS DEFINED BELOW); AND
C.	THE REQUIREMENT THAT ALL PERSONAL SECURITIES TRANSACTIONS BE CONDUCTED CONSISTENT WITH THIS CODE AND IN SUCH A MANNER TO AVOID ANY ACTUAL, POTENTIAL, OR PERCEIVED CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL’S POSITION OF TRUST AND RESPONSIBILITY; AND
D.	THE FUNDAMENTAL STANDARD THAT MEMBERS, OFFICERS AND EMPLOYEES OF THE ADVISER SHOULD NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS.

Furthermore, because even the appearance of impropriety could damage the reputation of the Adviser or its Advisory Clients, the Code expressly prohibits Access Persons (as defined below) from engaging in certain specified activities. The Code also requires Access Persons to make certain reports concerning their personal securities transactions and the receipt of certain gifts or other benefits.

Every Access Person must read, acknowledge receipt of, retain and comply with the Code. Any questions regarding the Code should be addressed to the Compliance Officer (as defined below).

II. Definitions

A.	“Access Person” means any member, officer, employee of the Adviser (as defined below).
B.	“Advisory Account” means the managed account maintained by the Adviser on behalf of an Advisory Client.
C.	“Advisory Client” means any individual, group of individuals, partnership, trust or company for whom the Adviser acts as investment adviser (or sub-adviser) or has solicited to act as an investment adviser (or sub-adviser) within the past 6 months.
D.	“Affiliate Account” means the personal securities account of an Access Person and/or the account of any Family Member as defined herein; the account for which any Access Person is a custodian or trustee or otherwise acting in a fiduciary capacity or with respect to which any such person either has authority to make investment decisions or from time to time gives investment recommendations; and/or the account of any partnership, joint venture, trust or other entity in which an Access Person or his/her Family Member has a beneficial interest.
E.	“Allocation Policy” shall mean an agreed upon course of conduct for the allocation of securities trades between accounts, including Advisory Accounts and Affiliate Accounts.
F.	“Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a security or derive a monetary or other benefit from the purchase, sale or ownership of a security.

G.	“Compliance Officer” means the Adviser’s Chief Compliance Officer and/or any employee of the Adviser who is designated as the compliance officer from time to time.
H.	“Family Member” means the spouse (or spousal equivalent), minor child, parent or sibling of an Access Person, who resides in the same household as the Access Person, and any other person who is dependent for financial support upon an Access Person.
I.	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.
J.	“Gifts” shall mean cash or other tangible items of value. The term shall not include entertainment (including, among other things, occasional tickets to sporting or other events and food and dining) provided at a reasonable price in furtherance of a legitimate business purpose.
K.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.
L.	“Insider Trading” shall mean the trading of any security by any Access Person while such Access Person is in the possession of Nonpublic Material Information.
M.	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 thereof.
N.	“Material Information” is generally defined as information that a reasonable investor would be likely to consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of the securities of a company or other issuer. Information that should be considered material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; the threat, commencement or resolution of litigation; significant merger or acquisition proposals or agreements; undisclosed or threatened regulatory actions; significant product or resource discoveries; proposed new business activities and extraordinary management developments.
O.	“Nonpublic Information” is broadly defined as information that is not generally available to ordinary investors in the marketplace, or disseminated in a manner making it available to investors in the public, e.g., through newspapers or the financial press.
P.	“Nonpublic Material Information” shall mean Material Information that is Nonpublic Information.
Q.	“Security” shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. The term “Security” does not include securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, bankers acceptances, bank certificates of deposit or time deposits, commercial paper, high quality, short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.

III. Prohibited Conduct

A.	No Access Person, except in the course of his/her duties, shall reveal to any other person information regarding any Advisory Client or any securities transactions being considered or recommended for purchase or sale on behalf of Advisory Clients. However, this prohibition shall not prevent the recommendation of particular securities or transactions, in the ordinary course of an Access Person’s duties, to other investment management professionals or potential clients (but only to the extent that such recommendations relate to securities or transactions which are the subject of completed buy or sell program for Advisory Clients and to the extent that the interests of Advisory Clients are not otherwise detrimentally affected).

B.	No Access Person shall make any recommendation concerning the purchase or sale of any Security by an Advisory Client without disclosing, to the extent known, the interest of any Access Person, if any, in such Securities or the issuer thereof, including, without limitation:
1.	any Beneficial Interest of any securities of such issuer;
2.	any contemplated transaction by such person in such securities; and
3.	any present or proposed relationship with such issuer or its affiliates.
C.	No Access Person shall engage in Insider Trading whether for his or her own benefit or for the benefit of others.
D.	No Access Person may communicate Nonpublic Material Information concerning any Security to anyone unless it is properly within his or her duties to do so.
E.	No Access Person may serve as a director of a publicly held company prior to a written determination by the Compliance Officer that such service would be consistent with the interests of the Adviser’s clients.
F.	No Access Person may receive any Gift or other thing of value in excess of $250.00 from any person or entity that does, or prospectively can reasonably be expected to do, business with or on behalf of any Advisory Client.

IV. Personal Securities Transactions

A.	Restrictions on Securities Transactions

1.	Transactions during Blackout Periods. No Access Person may purchase or sell, directly or indirectly, for an Affiliate Account, a Security which he/she knew, or in the exercise of reasonable prudence, should have known at the time of the purchase or sale, that within 1 day of his or her transaction, the Security:
a.	Is being considered or is likely to be considered in the near future for the purchase or sale by an Advisory Client.
b.	is being purchased or sold for Advisory Clients.

2.	Restricted List. At least monthly, and more often as deemed necessary by the Adviser, the Adviser shall create, maintain and update a list (“Restricted List”) of securities that its Advisory Clients currently hold, and/or are being considered for purchase or sale by the Adviser on behalf of Advisory Clients.
a.	The Restricted List shall be disseminated to each Access Person when initially created, and each time the Restricted List is updated.

3.	Notwithstanding the restrictions set forth in Section IV.A.1 hereof, the Chief Compliance Officer may permit, in writing, a purchase of a Security that has been purchased on behalf of an Advisory Client or a sale of a Security that has been sold on behalf of an Advisory Client, either later that same day, or on any subsequent day, provided the Advisory Client has completed its program of transactions.

4.	Limited Offerings. No Access Person may acquire an unregistered Security in a Limited Offering issued by an entity unrelated to the Adviser without the prior written approval of the Chief Compliance Officer.
a.	Under normal circumstances, such approval will not be withheld if the Access Person demonstrates in writing that the investment is unlikely to prove disadvantageous to HCI or any Advisory Client.
b.	The decision to purchase securities of such issuer (or an affiliate) for an Advisory Client shall be subject to an independent review by the Chief Compliance Officer.

5.	Purchases During Initial Public Offerings. No Access Person shall purchase for an Affiliate Account any Security that is being offered as part of an Initial Public Offering of Securities without prior written approval of the Chief Compliance Officer. This prohibition does not apply to an issuance of rights pro rata to all shareholders, policyholders or depositors of an issuer. For example, it does not apply to securities offered by savings and loan institutions or insurance companies to policyholders or depositors in connection with conversions from mutual to stock form.

B.	Preclearance of Personal Securities Transactions

Every Access Person is required to obtain the approval of the Chief Compliance Officer prior to the purchase or sale of any Security for any Affiliate Account unless such transaction is subject to a exemption under Section V hereof. Preclearance requests must be submitted to the Compliance Officer either on an Employee Investment Request Form (attached hereto as Exhibit 6.IV.B) or via other written communication, so long as such other written communications contains substantially the same information as the Employee Investment Request Form. Approval to purchase or sell a particular Security shall be valid only on the date such approval is granted by the Chief Compliance Officer (unless otherwise specified on the Employee Investment Request Form or other written communication by the Chief Compliance Officer).

V. Exempted Transactions Except as otherwise provided, the provisions of Section IV.B of this Code shall not apply to the following transactions:

A.	Purchases or sales of Securities that are not eligible for purchase or sale by Advisory Clients.
B.	Purchases or sales that are non-volitional on the part of the Access Person.
C.	Purchases or sales of Securities that are effected pursuant to an automatic dividend reinvestment plan.
D.	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
E.	Purchases or sales of securities that are made in compliance with a pre-existing Allocation Policy.
F.	Purchases or sales of open-ended mutual funds.

VI. Procedures and Reporting

A.	Acknowledgement of Code of Ethics

1.	The Adviser shall provide each Access Person with a copy of the Code of Ethics any amendments thereto. All Access Persons shall acknowledge receipt of this Code and any amendments thereto. Such acknowledgment shall be made initially on the form attached as Exhibit 6.VI.A.1a and thereafter on an annual basis on the form attached as Exhibit 6.VI.A.1b.

B.	Reporting

1.	All Access Persons shall provide for the transmission to the Adviser of duplicate copies of all account statements by each brokerage account maintained by or on behalf of any Access Person or Family Member at a broker-dealer which is not affiliated with the Adviser. (See Exhibit 6.VI.B.1)
2.	All Access Persons shall report (“Initial Report”) to the Adviser all personal securities holdings in all Affiliate Accounts within 10 calendar days of becoming an Access Person and such information must be current as of a date no more than 45 calendar days prior to the date such person becomes an Access Person. A form of Initial Report is attached as Exhibit 6.VI.B.2 hereto.
3.	All Access Persons shall submit to the Adviser, within 30 calendar days after the end of each calendar quarter, a report (“Quarterly Report”) of each transaction involving a Security in which the Access Person or Family Member had, or as a result of the transaction acquired, any Beneficial Interest for the quarter. A form of Quarterly Report is attached as Exhibit 6.VI.B.3 hereto.
a.	No Access Person is required to submit a Quarterly Report: pursuant to this Section VI.B.3:
i)	with respect to Securities held in an Affiliate Account over which the Access Person or Family Member has no direct or indirect influence or control;

ii)	with respect to transactions effected pursuant to an automatic dividend reinvestment plan; or
iii)	if the Quarterly Report would duplicate information contained in any broker trade confirmations or account statements that the Adviser receives, so long the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.
4.	All Access Persons, no later than 30 calendar days after December 31 of each year, shall report (an “Annual Report”) to the Adviser all personal securities holdings in all Affiliate Accounts that are not otherwise included in year-end account statements. A Form of Annual Report is attached as Exhibit 6.VI.B.4 hereto.

C.	Confidentiality

1.	All reports and account statements received by the Adviser in accordance with the Code of Ethics shall be kept confidential except to the extent required by regulatory authorities or applicable law.

VII. Gifts

A.	All Access Persons shall report (“Gift Report”) to the Chief Compliance Officer each gift or other benefit received from, or paid for, by any person or entity that the Access Person knew or should have known does business with or on behalf of any Advisory Client the value of which exceeds $250.00.
B.	The Gift Report shall be made contemporaneously with the receipt of a Gift and shall include.
1.	a description of each gift, including the date of receipt;
2.	the estimated cost of such gift; and
3.	the name and the company affiliation of the person providing the gift.

VIII. Duties of the Chief Compliance Officer

The administration of the duties and obligations imposed by this Code of Ethics shall be the responsibility of the Chief Compliance Officer. The duties include:

A.	Maintenance of a current list of all Access Persons.
B.	Furnishing to all Access Persons a copy of this Code and issuing, either personally or with the assistance of counsel, interpretations of this Code.
C.	Establishing and carrying out a procedure for appropriate management or compliance personnel to review all reports submitted pursuant to this Code.
D.	Maintain, or cause to be maintained, in an easily accessible place, for a period of not less than five (5) years: (i) a copy of every Code of Ethics for the Adviser; (ii) a record of any violation of this Code and any action taken as a result of such violation; (iii) a list of all persons who, within the last five (5) years have been required to make reports or to review reports pursuant to this Code; (iv) a copy of all reports filed pursuant to this Code; and (v) all written approvals to purchase Securities including Limited Offerings and Initial Public Offerings.

IX. Sanctions

Access Persons violating provisions of this Code may be subject to sanctions, which may include, among other things, a letter of admonition; education, formal censure; fines, suspension of employment, reassignment, demotion or termination of employment or other significant remedial remedies.

X. Reporting of Violations of the Code

All Access Persons are shall promptly report any violations of this Code to the Chief Compliance Officer.

XI. Additional Matters

This Code cannot and does not cover every situation in which choices and decisions must be made, because unusual situations and special circumstances may arise in the exercise of investment discretion. Good business judgment and common sense must also apply. Access Persons should read and understand this Code thoroughly and are expected to present any questions that may arise to the attention of the Chief Compliance Officer.

Adopted:	October 5, 2004